Filed pursuant to Rule 424(b)(3)
SEC Registration No. 333-143840

TOUCHSTONE BANCSHARES, INC.

OFFERING OF A MINIMUM OF 3,125,000 AND A

MAXIMUM OF 4,156,250 SHARES OF COMMON STOCK

SUPPLEMENT NO. 1 TO PROSPECTUS

DATED AUGUST 31, 2007

This document supplements our prospectus, dated August 31, 2007, pursuant to which we are offering a minimum of 3,125,000 shares and a maximum of 4,156,250 shares of our common stock at $10.00 per share.

Extension of the Offering

The offering was originally scheduled to expire on October 31, 2007, subject to our right to extend the offering for one or more periods up to March 31, 2008. We have decided to extend the offering through December 15, 2007. We still reserve the right to extend the offering until March 31, 2008 or to terminate the offering earlier.

Subscriptions to Date

As of the date set forth below in this supplement, we have received subscriptions for 2,160,848 shares and subscription proceeds totaling $21,608,480. We have not obtained the required minimum amount of subscription proceeds nor received the final regulatory approvals which will permit us to break escrow and begin banking operations.

Preliminary Approval from the FDIC

On October 12, 2007, we received preliminary approval from the FDIC for deposit insurance. Now that we have received preliminary approval from the Office of the Comptroller of the Currency (which we received in August 2007) and the FDIC, we have filed an application with the Federal Reserve to form a bank holding company. We expect to receive all final regulatory approvals during the fourth quarter of 2007.

This supplement is not a summary of the information in the prospectus, and it may not be used except in conjunction with the prospectus.

TO THE EXTENT ANY INFORMATION SET FORTH IN THIS SUPPLEMENT IS INCONSISTENT WITH OR CONTRARY TO THE INFORMATION SET FORTH IN THE PROSPECTUS, THE INFORMATION SET FORTH HEREIN SHALL SUPERSEDE THE INFORMATION CONTAINED IN THE PROSPECTUS. THIS SUPPLEMENT DOES NOT CONTAIN A COMPLETE DESCRIPTION OF THE TERMS OF THE OFFERING AND INFORMATION RELATING TO OUR COMPANY. PROSPECTIVE INVESTORS SHOULD READ THE PROSPECTUS, AND THIS SUPPLEMENT NO. 1 IN THEIR ENTIRETY PRIOR TO SUBSCRIBING FOR SHARES OF THE COMMON STOCK.

The date of this Supplement No. 1 is October 31, 2007.